Exhibit 107

CALCULATION OF FILING FEES TABLE

FORM S-8

(Form Type)

Glass House Brands Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Equity Shares(1), no par value	Other(3)	12,643,437	$4.82	$60,941,366	0.00015310	$9,330.12
Total Offering Amounts					$60,941,366		$9,330.12
Total Fee Offsets					—		—
Net Fee Due							$9,330.12

(1)            This Registration Statement registers 12,643,437 subordinate, restricted, or limited voting shares, no par value (“Equity Shares”), of Glass House Brands Inc. (the “Registrant”), for issuance under Glass House Brands Inc. Amended and Restated Equity Incentive Plan (the “Plan”).

(2)            Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Equity Shares of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Equity Shares.

(3)            Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the last sale price of the Registrant’s Equity Shares as quoted on OTC Markets on June 23, 2025.